Exhibit 10.1

Execution Version

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is made as of February 21, 2012 by and among MarketAxess Holdings Inc., a Delaware corporation (the “Company”), J.P. Morgan Partners (23A), L.P., a Delaware limited partnership (“JPMP”), and LabMorgan Corporation, a Delaware corporation (“LabMorgan” and, together with JPMP, each a “Selling Stockholder” and collectively the “Selling Stockholders”).

WITNESSETH:

WHEREAS, (i) JPMP wishes to sell 1,225,317 shares (the “JPMP Shares”) of nonvoting common stock, par value $0.003 per share, of the Company (“Nonvoting Common Stock”), (ii) LabMorgan wishes to sell 596,413 shares of Nonvoting Common Stock (the “LabMorgan Shares” and, together with the JPMP Shares, the “Shares”), and (iii) the Company wishes to purchase the Shares from the Selling Stockholders, in each case upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, at law or in equity, in each case by or before any Person.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Business Day” shall mean any day other than Saturday, Sunday or any day on which the Commission is closed due to public holiday.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means shares of common stock, par value $0.003 per share, of the Company.

“control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or otherwise.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, writ, decree, permit, license or other requirement or rule of law of any Governmental Authority.

“Lien” shall mean any mortgage, lien, pledge, claim, charge, security interest, adverse claim, transfer restriction or encumbrance of any kind, other than restrictions under federal or state securities laws.

“Material Adverse Effect” shall mean any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

“Public Offering” means the public offering of shares of Common Stock by the Underwriter pursuant to a registration statement under the Securities Act filed with the Commission on or about the date hereof.

“Purchase Price” shall mean an amount per share equal to (i) the price per share of Common Stock set forth on the cover of the final prospectus supplement used in connection with the Public Offering, minus (ii) the discounts and commissions per share of Common Stock payable to the Underwriter in connection with the Public Offering, as set forth in such final prospectus supplement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Underwriter” means J.P. Morgan Securities LLC.

“Underwriting Agreement” means the Underwriting Agreement by and between the Company and the Underwriter executed in connection with the Public Offering.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth in this Agreement, at the Closing, (i) JPMP shall sell, transfer and deliver the JPMP Shares to the Company, free and clear of all Liens, (ii) LabMorgan shall sell, transfer and deliver the LabMorgan Shares to the Company, free and clear of all Liens, and (iii) the Company shall purchase and acquire the Shares from the Selling Stockholders, in each case in exchange for the payment by the Company, pursuant to Section 2.02(a), of an amount equal to the product of the Purchase Price and the number of Shares being sold by such Selling Stockholder hereunder (such product, the “Aggregate Purchase Price”) to such Selling Stockholder on the Closing Date.

Section 2.02. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP concurrently with the closing of the transactions contemplated by the Underwriting Agreement, or such other date and time as may be mutually agreed to by each of Selling Stockholders and the Company after satisfaction or waiver of all conditions set forth in Article 5 (the “Closing Date”). At the Closing:

(a) The Company shall deliver to each Selling Stockholder such Selling Stockholder’s Aggregate Purchase Price by wire transfer of immediately available federal funds.

(b) Each Selling Stockholder shall (i) deliver to the Company an executed receipt for its Purchase Price; (ii) electronically transfer the Shares to the Company by instructing such Selling Stockholder’s broker to DWAC such Shares to the Company’s account at the transfer agent for the Company; and (iii) deliver to the Company any other documents reasonably requested by the Company in connection with the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLING STOCKHOLDERS

Each Selling Stockholder, severally and not jointly, represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

Section 3.01. Existence; Authorization. Such Selling Stockholder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Selling Stockholder has the requisite power and authority to enter into, execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by it, and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of such Selling Stockholder, enforceable against it in accordance with its terms and conditions, except (i) as such enforcement is limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.

Section 3.02. No Conflicts. Neither the execution, delivery or performance by such Selling Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby by such Selling Stockholder will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any Law; (ii) any judgment, order writ, decree, permit or license of any court or government, governmental or regulatory agency to which such Selling Stockholder or its assets may be subject; (iii) any Organizational Document of such Selling Stockholder, (iv) any other contract, agreement, commitment or instrument to which such Selling Stockholder is a party or by which any of its assets are bound; or (v) constitute an event which, with or without due notice, the passage of time or action by a third party, would result in any of the foregoing, except in any case where such conflict, breach, default or acceleration would not reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations and warranties set forth in Article 4, the execution and delivery of this Agreement by such Selling Stockholder and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent, authorization or approval under any Law. Neither the execution and delivery of this Agreement nor the performance or consummation of the transactions contemplated hereby by such Selling Stockholder will result in the creation of any Lien upon any of the Shares.

Section 3.03. Ownership of Shares. Such Selling Stockholder owns all right, title and interest (legal and beneficial) in and to the Shares being sold by such Selling Stockholder hereunder. Upon the Closing, the Company will acquire marketable title to such Shares free and clear of all Liens other than any Liens created by the Company.

Section 3.04. Litigation. There is no Action pending or, to the knowledge of such Selling Stockholder, threatened in writing against such Selling Stockholder or its Affiliates which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement. There is no Action by such Selling Stockholder pending or threatened against any other Person relating to the Shares owned by such Selling Stockholder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Selling Stockholders, as of the date of this Agreement as follows:

Section 4.01. Existence; Authorization. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to enter into, execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by it, and, assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions, except (i) as such enforcement is limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.

Section 4.02. No Conflicts. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby by the Company will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any Organizational Document of the Company; (ii) any Law; (iii) any judgment, order, writ, decree, permit or license of any court, governmental or regulatory agency to which the Company or its assets may be subject; (iv) any contract, agreement, commitment or instrument to which the Company is a party or by which it or any of its assets is bound; or (v) constitute an event which, with or without due notice, the passage of time or action by a third party, would result in any of the foregoing, except in any case where such conflict, breach, default or acceleration would not reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations and warranties set forth in Article 3, the execution and delivery of this Agreement by the Company and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such Law.

Section 4.03. Litigation. There is no Action pending, or to the knowledge of the Company, threatened against the Company or its Affiliates which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

CONDITIONS TO CLOSING

Section 5.01. Conditions to Obligation of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement at the Closing are subject to each of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Selling Stockholder contained in this Agreement shall be true and accurate as of the Closing Date.

(b) Legal Proceedings. No order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the consummation of the transactions contemplated by this Agreement shall be in effect, and no claim, suit, action, investigation, inquiry or other proceedings by any Governmental Authority or other person shall be pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement or prohibits the consummation of the Closing.

(c) Consummation of the Public Offering. The Public Offering shall have been consummated in accordance with its terms as described in the prospectus supplement used in connection therewith.

Section 5.02. Conditions to Obligation of Selling Stockholders. The obligations of each Selling Stockholder to consummate the transactions contemplated by this Agreement at the Closing are subject to each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and accurate as of the Closing Date.

(b) Legal Proceedings. No order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the consummation of the transactions contemplated by this Agreement shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other person shall be pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement or prohibits the consummation of the Closing.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Termination.

(a) This Agreement may be terminated and the transactions contemplated by it abandoned before the Closing pursuant to the mutual written consent of the Company and each Selling Stockholder at any time prior to the Closing.

(b) This Agreement shall automatically terminate and the transactions contemplated hereby abandoned without further action by the Company or the Selling Stockholders if the Closing does not occur on or before March 15, 2012.

(c) If this Agreement is terminated as permitted by Section 6.01(a) or (b) above prior to the Closing, then the Company shall have no further obligation to buy, and the Selling Stockholders shall have no further obligation to sell, any Shares and no party to this Agreement shall have any liability or further obligation to the other party pursuant to this Agreement.

Section 6.02. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by the Selling Stockholders or the Company without the prior written consent of the Company or the Selling Stockholders, as the case may be, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 6.03. Amendment; Waiver. This Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party or parties against whom the waiver is sought to be enforced. Any failure of the Company to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by each of the Selling Stockholders, and any such failure by a Selling Stockholder may only be waived in writing by the Company, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement or to take any such action.

Section 6.04. Third Parties. Except as specifically set forth or referred to in this Agreement, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 6.05. Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to any conflicts of Laws principles which would result in the application of the Laws of any other jurisdiction. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHTS THE PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.06. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, term sheets, memoranda of understanding, letters of intent, representations or warranties, whether oral or written, by any party or any officer, employee or representative of any party.

Section 6.07. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed to the minimum extent necessary so that this Agreement may be construed and enforced in such jurisdiction to the maximum extent that such illegal or unenforceable provision may be enforced.

Section 6.08. Headings; Interpretation. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be. Each party hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

Section 6.09. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and portable document format (.pdf) copies of this Agreement shall have the same force and effect as an original.

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IN WITNESS WHEREOF, the parties have executed this Share Repurchase Agreement as of the date first above written.

COMPANY:

MARKETAXESS HOLDINGS INC.

By:	/s/ Richard M. McVey
Name: Richard M. McVey
Title: Chief Executive Officer

SELLING STOCKHOLDERS:

J.P. MORGAN PARTNERS (23A), L.P.

By:	J.P. MORGAN PARTNERS (23A MANAGER), LLC, its General Partner

By:	/s/ William T. Williams, Jr.
Name: William T. Williams, Jr.
Title: Vice President

LABMORGAN CORPORATION

By:	/s/ Luis Valdich
Name: Luis Valdich
Title: Managing Director

[Signature Page to the Share Repurchase Agreement]